                                                                     EXHIBIT 3.1

                             AMENDMENT AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                              BEST PROGRAMS, INC.

1.       The name of the Corporation is BEST PROGRAMS, INC.

2. The purpose of the Corporation is to create, market, distribute and otherwise deal in computer software and related products. In addition, the Corporation shall have the power to carry on business of any character whatsoever, that is not prohibited by law.

3. The Corporation shall have the power to issue 15,000,000 shares of Common Stock, having no par value ("Common Stock"), 1,000,000 shares of Preferred Stock, having a par value of $.01 per share ("Preferred Stock") and 41,667 shares of Class A Preferred Stock, having a par value of $.01 per share ("Class A Preferred Stock").

         A.      COMMON STOCK.

                 (1) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Class A Preferred Stock or Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

                 (2) Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

                 (3) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Class A Preferred Stock or Preferred Stock.

                 (4) Liquidation. Upon the dissolution or liquidation of the corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the corporation available for distribution to its shareholders, subject to any preferential rights of any then outstanding Class A Preferred Stock or Preferred Stock.

B. CLASS A PREFERRED STOCK. The designations, preferences, relative, participating, optional or other rights, qualifications, limitations and restrictions of the Class A Preferred Stock shall be as follows:

         (1) Dividends. The holder of each share of Class A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, dividends in cash, stock or otherwise; provided, however, that the per share amount of any dividend for the Class A Preferred Stock in any fiscal year of the Corporation shall be at least equal to the per share amount, if any, or any dividend declared for the Common Stock during such fiscal year. In connection therewith, each share of Class A Preferred Stock shall be deemed to be converted into shares of Common Stock as provided in Section A of this Article
3. All dividends declared upon the Class A Preferred Stock shall be declared pro rata per share.

         (2)     Rights Upon Liquidation, Dissolution or Winding Up.

                 (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders, shall be distributed in the following order of priority:

                 (i) The holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to $12.00 per share for each share of Class A Preferred Stock then outstanding. If the assets and funds of the Corporation available for distribution to the holders of Class A Preferred Stock shall be insufficient to permit the payment of the full preferential amounts set forth in this Article, then all of the assets of the Corporation available for distribution shall be distributed to the holders of Class A Preferred Stock pro rata so that each share receives the same percentage of its respective liquidation value.

                 (ii) After distribution of the amount set forth in Section B(2)(a)(i) of this Article 3, the remaining assets of the Corporation available for distribution, if any, to the shareholders of the Corporation shall be distributed to the holders of shares of Common Stock, to the exclusion of the holders of Class A Preferred Stock, pro rata.

                 (b) A consolidation or merger of the Corporation with or into any other corporation or corporations in a transaction in which the shareholders of the Corporation receive cash, securities or other consideration in exchange for the shares of capital stock of the Corporation then held by them, or the sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders representing a majority of the Class A Preferred Stock, be deemed to be liquidation, dissolution or winding up of the Corporation for the purposes of Section B(2)(a) of this Article 3 above.

         (3)     Redemption.

                 (a) Subject to Section B(3)(d) of this Article 3, on September 1, 1993, September 1, 1994, September 1, 1995, September 1, 1996, and thereafter on every September 1 to and including September 1, 2000 (such dates being hereinafter referred to as "Redemption Dates"), if any shares of Class A Preferred Stock shall then be outstanding, the Corporation shall (unless otherwise prevented by law) redeem, at the option and upon the written notice of any holder of Class A Preferred Stock (which notice shall state such holder's intention to exercise the redemption option set forth herein and the number of shares of Class A Preferred Stock sought to be redeemed, up to the maximum number of shares owned by such holder which are entitled to be redeemed on such Redemption Date as hereinafter provided, such notice to be delivered at least 30, but not more than 60, days prior to the Redemption
                 Date) that number of shares of Class A Preferred Stock then owned by such holder of Class A Preferred Stock delivering the aforesaid written notice and so sought to be redeemed; provided however, that the number of shares which are requested to be redeemed in the aforesaid written notice and which shall be redeemed shall in no event exceed, with respect to such holder on any Redemption Date, the product of (i) 25% of all shares of Class A Preferred Stock outstanding on July 1, 1993, plus the number of shares, if any, of Class A Preferred Stock issued after July 1, 1993, and prior to the applicable Redemption Date, plus the number of shares, in any, of Class A Preferred Stock eligible to have been redeemed on any prior Redemption Date but not redeemed, and (ii) such holder's Proportionate Percentage (as hereinafter defined); and further provided that the holders of Class A Preferred Stock may not, during any twelve-month period beginning on September 1 and ending on August 31, redeem in the aggregate more than 25% of the maximum number of shares of Preferred Stock outstanding at any time after the Original Issuance Date and prior to the Redemption Date.

                          The amount per share of Class A Preferred Stock at
                 which the shares of Class A Preferred Stock are to be redeemed pursuant to this Section B(3)(a) of this Article 3 shall be $12.00. The total sum payable per share of Class A Preferred Stock on any Redemption Date is hereinafter referred to as the "Redemption Price," and any payment to be made is hereinafter referred to as the "Redemption Payment."

                          For purposes of this Section B(3)(a) of this
                 Article 3, the term "Proportionate Percentage" shall mean, on any Redemption Date as to any holder of Class A Preferred Stock, the percentage figure that expresses the ratio between
                 (x) the number of shares of Class A Preferred Stock owned by such holder and (y) the aggregate number of all shares of Class A Preferred Stock outstanding on such Redemption Date.

                          (b) On and after any Redemption Date (unless default shall be made by the Corporation in the payment of the applicable Redemption Price as herein provided, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of Class A Preferred Stock to be redeemed pursuant to notices received pursuant to Section B(3)(a) of this Article 3, except the right to receive the applicable Redemption Price as herein provided, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                          (c) At any time on or after any Redemption Date, the holders of record of shares of Class A Preferred Stock to be redeemed on such Redemption Date in accordance with this Section B(3) of this Article 3 shall be entitled to receive the applicable Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed. If upon any redemption the assets of the

                 Corporation available for redemption shall be insufficient to pay the holders of the shares of Class A Preferred Stock the full amounts to which they shall then be entitled, each holder of shares of Class A Preferred Stock requesting redemption may
                 (i) within 10 days after the Redemption Date revoke his or her redemption request in whole or in part, or (ii) elect to share ratably in any such redemption according to the respective amounts which would be payable in respect of such shares requested to be redeemed by the holders thereof if all amount payable on or with respect to such shares were paid in full. As to any holder electing to be covered by clause (ii) above, no default shall have been made by the Corporation in the payment of the applicable Redemption Price as herein applied; the Corporation shall, however, be indebted to such holder for the balance of the Redemption Price remaining unpaid.

                          (d) Anything contained in this Section B(3) of this Article 3 to the contrary notwithstanding, the holders of shares of Class A Preferred Stock requested by such holders to be redeemed pursuant to this Section shall have the right, exercisable at any time up to the close of business on the requested Redemption Date (unless default shall be made by the Corporation in the payment of the Redemption Price as herein provided, in which event such right shall be exercisable with respect to those shares for which payment is not made until such default is cured), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section B(5) of this Article 3. If, and to the extent, any shares of Class A Preferred Stock so entitled to redemption are converted into shares of Common Stock by the holders thereof prior to the close of business on the requested Redemption Date, the total number of shares of Class A Preferred Stock otherwise to be redeemed on such date shall be reduced by the number of shares of Class A Preferred Stock so converted.

         (4) Voting. In addition to any other rights provided in the Corporation's Articles of Incorporation, each share of Class A Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of shares of Common Stock into which such share is then convertible, and such holders shall be entitled to vote with the holders of Common Stock, and not as a separate class, on all matters as to which holders of Common Stock shall be entitled to vote.

(5)      Conversion.

         (a) The holder of any shares of Class A Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any of such shares of Class A Preferred Stock into shares of Common Stock at the initial rate of one share of Common Stock for each share of Preferred Stock (the "Conversion Rate") by surrender of the certificates representing the shares of Class A Preferred Stock so to be converted in the manner provided in Section B(5)(c) of this Article 3. The Conversion Rate shall be subject to adjustment as set forth in Section B(5)(e) of this Article 3. The holder of any shares of Class A Preferred Stock exercising the aforesaid right to convert such shares into shares of Common Stock shall be entitled to payment of all declared but unpaid dividends, if any, on or with respect to such shares of Class Preferred Stock up to and including the Conversion Date (as hereinafter defined).

         (b) Upon the occurrence of an Event of Conversion (as defined in Section B(6)(a) of this Article 3), all shares of Class A Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holder thereof, be deemed automatically converted into shares of Common Stock at the Conversion Rate as adjusted and then in effect for the shares of Class A Preferred Stock being converted. The holder of any shares of Class A Preferred Stock converted into shares of Common Stock pursuant to this Section B(5)(b) of this Article 3 shall be entitled to payment of all declared but unpaid dividends, if any, on or with respect to such shares of Class A Preferred Stock up to and including the Conversion Date.

         (c) The holder of any shares of Class A Preferred Stock may exercise the conversion right pursuant to Section B(5)(a) of this Article 3 as to any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Class A Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank (or to the Corporation if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificates or certificates for the shares of Common Stock are to be issued, provided that if the holder designates a name other than the holder, the conversion shares have been registered under applicable federal and state securities laws, or the holder shall have provided the Corporation with a written opinion of counsel who is experienced in securities law matters and reasonably acceptable to the Corporation that the proposed issuance of Common Stock in such name will not in itself, or when viewed together with the holder's acquisition of the Class A Preferred Stock from the Corporation, violate any applicable federal or state securities law registration provisions. Conversion shall be deemed to have been effected (i) with respect to conversion under Section B(5)(a) of this
Article 3, on the date when the aforesaid delivery is made and (ii) with respect to conversion under Section B(5)(b) of this Article 3, on the date of occurrence of the Event of Conversion, and such date, in either case, is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation shall issue and delivery to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock as provided in Section B(5)(d) of this Article 3 and a check or cash in payment of all declared but unpaid dividends (to the extent permissible under law), if any, with respect to the shares of Class A Preferred Stock so converted up to and including the Conversion Date. The person is whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the Class A Preferred Conversion Rate shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of a Class A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Class A Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (d) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Class A Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Class A Preferred Stock surrendered by a holder thereof for conversion shall be computed on the basis of the aggregate number of shares of Class A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Class A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then Current Market Price (as hereinafter defined) of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as shareholders of the Corporation in respect of such fractional interests.

         (e) The Class A Preferred Conversion Rate shall be subject to adjustment from time to time as follows:

                 (i) If, at any time after the Original Issuance Date (as defined in Section B(6)(b) of this Article 3), the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Class A Preferred Conversion Rate shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Class A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                 (ii) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Class A Preferred Conversion Rate shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Class A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                 (iii) In case, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Class A Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be (unless, in the case of a consolidation, merger, sale or other disposition, payment shall have been made to the holders of all shares of Class A Preferred Stock of the full amount to which they shall have been entitled pursuant to Section B(2) of this Article 3) convertible into the kind and number of shares of stock and other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section B(5) of this Article 3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                 (iv)     All calculations under this Section B(5)(e) of this
         Article 3 shall be made to the nearest one tenth (1/10) of a share.

                 (v) For the purpose of any computation pursuant to Section B(5)(d) of this Article 3, the Current Market Price at any date of one share of

         Common Stock shall be deemed to be the daily closing price on the day before the day in question. The closing price shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading (or if the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sales price, or if such price is not reported, the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotations System ("NASDAQ") on such day, or if, on any day in question, the security shall not be quoted on the NASDAQ, then such price shall be equal to the average of the last reported bid and asked prices on such day reported by the National Quotation Bureau, Inc. or similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (v) are available for the period required thereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the Corporation.

                 (vi) In any case in which the provisions of this Section B(5)(e) of this Article 3 shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (a) issuing to the holder of any share of Class A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (b) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section B(5)(d) of this Article 3; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment, provided further that if such event does not occur, the adjustment required by such event will be revoked, effective as of such record date, and will have no effect.

         (f) Whenever the Class A Preferred Conversion Rate shall be adjusted as provided in Section B(5)(e) of this Article 3, the Corporation shall forthwith file, at the office of the transfer agent for the Class A Preferred Stock or at such other place as may be designated by the Corporation, a statement, approved by its Board of Directors, showing in detail the facts requiring such adjustment and the Class A Preferred Conversion Rate that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt required and postage prepaid, to each holder of shares of Class A Preferred Stock at his address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section B(5)(g) of this
Article 3.

         (g) In the event the Corporation shall propose to take any action of the types described in clauses (i), (ii) or (iii) of Section B(5)(e) of this
Article 3, the Corporation shall give notice to each holder of shares of Class A Preferred Stock, in the manner set forth in Section B(5)(f) of this Article 3, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Class A Preferred Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Class A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any action.

         (h) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Class A Preferred Stock in respect of which such shares are being issued.

         (i) The Corporation shall reserve, and at all times from and after the Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Class A Preferred Stock.

         (j) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

(6)      Definitions.

         (a) The term "Event of Conversion" shall mean the consummation of a firmly underwritten public offering of shares of Common Stock of the Corporation pursuant to the Securities Act of 1933, as amended, (i) at a net selling price per share of Common Stock (subject to adjustment for any change in the capitalization of the Company by reason of stock dividend, subdivision, combination or exchange of shares, recapitalization, merger in which the Company is the surviving corporation, consolidation and the like occurring after the Original Issuance Date) or not less than $25.00 and (ii) which results in aggregate gross proceeds to the Corporation of not less than $5,000,000.

         (b) The term "Original Issuance Date" shall mean the date of original issuance of the first share of Class A Preferred Stock.

         C.      PREFERRED STOCK.

                 Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

                 Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Virginia Stock Corporation Act. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in these Articles of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of these Articles of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

4. The number of directors shall be fixed in accordance with the provisions of the Corporation's By-laws.

5.       Indemnification and Exculpation.

         A.      In this Article 5:

                 "applicant" means the person seeking indemnification pursuant to this Article 5.

                 "expenses" includes counsel fees.

                 "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

                 "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                 "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

         B. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         C. The Corporation shall indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director, or officer, employee or agent of the Corporation, or (2) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner, employee, agent or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act of omission, whether occurring before or after the execution of such contract.

         D. The provisions of this Article 5 shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article 5 shall have any effect on the rights provided under this Article 5 with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article 5 and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

         E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article 5.

         F. Any indemnification under Section C of this Article 5 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is permissible in the circumstances because he has met the applicable standard of conduct set forth in Section C of this Article 5.

                 The determination shall be made:

                 (1) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                 (2) If a quorum cannot be obtained under subsection (1) of this Section F, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                 (3)      By special legal counsel:

                          (a) Selected by the Board of Directors or its committee in the manner prescribed in subsection (1) or (2) of this Section F; or

                          (b) If a quorum of the Board of Directors cannot be obtained under subsection (1) of this Section F and a committee cannot be designated under subsection (2) of this Section F, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

                 (4) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

                          Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) of this Section F of this Article 5 to select counsel.

                          Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act of omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article 5 shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

         G.      (1)      The Corporation shall pay for or reimburse the
         reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding in advance of final disposition of the proceeding or the making of any determination under Section C of this Article 5 if the applicant furnishes the Corporation:

                          (a) a written statement of his good faith belief that he has met the standard of conduct described in Section C of this
         Article 5; and

                          (b) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

                 (2) The undertaking required by paragraph (b) of subsection (1) of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

                 (3) Authorizations of payments under this section shall be made by the persons specified in Section F of this Article 5 upon a determination that the facts then known to those making the determination would not preclude indemnification under this Article 5.

         H. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article 5 and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article 5.

         I. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agent and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article 5 on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article 5. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article 5 or applicable laws of the Commonwealth of Virginia.

         J. Each provision of this Article 5 shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

6. No holder of (a) stock of any class of the Corporation, whether now or hereafter authorized, (b) any warrants, rights or options to purchase such stock, or (c) any securities or obligations convertible into any such stock or into any warrants, rights or options to purchase any such stock (the interests referred to in clauses (a) (b) and (c) being hereinafter referred to as "Equity Interest") shall have (i) any pre-emptive right to purchase or subscribe to any Equity Interests that may hereafter be created, issued or sold or (ii) any right of subscription to any Equity Interest.

7. This Article 7 is inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that it is intended to be in furtherance and not in limitation or exclusion of the powers conferred by the Virginia Stock Corporation Act.

         A. The number of the directors of the Corporation shall consist of not less than three nor more than eight. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board.

         B. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III and, if such fraction is two-thirds, one of the extra directors shall be a member of Class II and the other extra director shall be a member of Class III, unless otherwise provided for from time to time by resolution adopted by a majority of the Board of Directors.

         C. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.

         D. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporations' fiscal year ending March 31, 1993; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporations fiscal year ending March 31, 1994; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending March 31, 1995.

         E. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of this current term or his prior death, retirement, or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum.

         F. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.

         G. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until this successor is elected and qualified, or until his earlier death, resignation or removal.

         H. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation's Certificate of Incorporation or By-Laws.

         I. Any one or more of all of the directors may be removed, with cause, by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares then entitled to vote at an election of directors.

         J. Advance notice of shareholder nominations for election of directors and other business to be brought by shareholders before a meeting of shareholders shall be given in the manner provided in the By-Laws of the Corporation.

8. A director may be removed from office only for cause, by a vote of the holders of two-thirds of the shares outstanding and entitled to vote thereon, at a special meeting of the shareholders called for that purpose.

9.       A.      These Articles of Incorporation may be amended in any manner now or hereafter prescribed by the Virginia Stock Corporation Act, as amended, provided that, except as set forth below or otherwise required by law, shareholders may approve any proposed amendment of these Articles of Incorporation by vote of the holders of a majority of shares outstanding and entitled to vote thereon. Notwithstanding the foregoing, Article 4, Article 5, Article 7, Article 8, this Section A or Article 9, Section C of Article 3 and the provisions of
         Article 3 authorizing 1,000,000 shares of undesignated Preferred Stock, $.01 par value per share, may only be amended by vote of the holders of at least two-thirds of the shares outstanding and entitled to vote thereon.

         B. The shareholders may approve a merger, share exchange or sale of all or substantially all of the Corporation's assets not in the ordinary course of business by vote of the holders of a majority of the shares outstanding and entitled to vote thereon; provided, however, that the foregoing shall not be applicable to an "affiliated transaction" as defined in

Section 13.1-725 of the Virginia Stock Corporation Act, as amended, or any successor provision.

                     ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                           ARTICLES OF INCORPORATION

                                       OF

                              BEST PROGRAMS, INC.


1.    The name of the Corporation is Best Programs, Inc. (the "Corporation").

2. The Corporation's Articles of Incorporation are amended and restated and attached hereto as Exhibit A.

3. The Corporation's Board of Directors on March 31, 1993, found that the Amendment was in the best interests of the Corporation and directed that it be submitted to a vote at a special meeting of the shareholders of the Corporation; notice of such special meeting was duly given in writing on April 2, 1993; the special meeting of the shareholders was duly held on April 28, 1993, a lawful and proper quorum being present in person or by proxy; and the Amendment was adopted by the shareholders at such special meeting on such date.

4. The Articles of Amendment and Restatement were proposed by the Board of Directors and submitted to the Shareholders in accordance with Section 13.1-710 of the Virginia Stock Corporation Act. Holders of shares of Common Stock and Class A Preferred Stock were eligible to vote on the adoption of the Amendment. At the close of business on March 26, 1993, the date fixed by the Corporation's Board of Directors as a record date for the special meeting of shareholders, 431,828 shares of Common Stock were outstanding and 41,677 shares of Class A Preferred Stock were outstanding. Of those shares of Common Stock, 425,975 were voted for the Amendment at the special meeting of shareholders, none were voted against the Amendment at the special meeting of shareholders, 700 abstained from voting on the Amendment at the special meeting of the shareholders and 5,153 were absent from the special of shareholders. Of those shares of Class A Preferred Stock, 41,667 were voted for the Amendment, none were voted against the Amendment, and none abstained from voting on the Amendment at the special meeting of the shareholders. The number of shares of Common Stock and Class A Preferred Stock voted for the Amendment were sufficient to approve the Amendment.

5. The Articles of Amendment and Restatement have been adopted by the Board of Directors of the Corporation as required by Section 13.1-711 of the Virginia Stock Corporation Act.

Dated:  April 28, 1993                 BEST PROGRAMS, INC.
      ---------------------------

                                       By:  /s/ JAMES F. PETERSEN
                                            --------------------------------
                                                James F. Petersen, President


                                       By:  /s/ RONALD J. KOVAL
                                            --------------------------------
                                                Ronald J. Koval, Secretary

                            ARTICLES OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                              BEST PROGRAMS, INC.

         I, the undersigned Chairman of the Board of Directors of Best Programs, Inc. (the "Corporation"), a corporation organized pursuant to the Virginia Stock Corporation Act, do hereby certify that the following Articles of Amendment were adopted pursuant to the provisions of Section 13.1-707 of the Virginia Stock Corporation Act:

                                      ONE

         The name of the Corporation is Best Programs, Inc.

                                      TWO

         That the amendment so adopted is as follows:

         (a) That Article First of the Articles of Incorporation shall be, and hereby is, deleted in its entirety.

         (b) That the following Article First be, and hereby is, inserted in lieu thereof:

                 FIRST: That the name of the corporation (which is hereinafter called the "Corporation") is Best Software, Inc.

                                     THREE

         The foregoing amendment was adopted on October 10, 1996.

                                      FOUR

         The amendment was adopted by majority vote of the shareholders of the Corporation.

         The undersigned Chairman of the Board of Directors declares that the facts herein stated are true as of October 10, 1996.

                                               Best Programs, Inc.

                                               By: /s/ JAMES F. PETERSEN
                                                   ---------------------------
                                                       James F. Petersen
                                                         Chairman of the Board